Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-198832) and related Prospectus of Star Bulk Carriers Corp. for the registration of its common shares, its preferred shares, its debt securities, which may be guaranteed by one or more subsidiaries, its warrants, its rights and its units and the registration of 97,175,599 of its common shares previously acquired in private transactions, offered by the selling shareholders, and to the incorporation by reference therein of our report dated April 2, 2014, with respect to the combined financial statements of Oceanbulk Shipping LLC and Oceanbulk Carriers LLC for the year ended December 31, 2013 and the period from October 4, 2012 through December 31, 2012 included in Star Bulk Carriers Corp.’s Report on Form 6-K (Commission File Number: 001-33869) for the month of September 2014, filed with the Securities and Exchange Commission on September 5, 2014.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

November 21, 2014